UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2005

SRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31334	54-1360804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 Fair Lakes Court Fairfax, Virginia	22033
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8. OTHER EVENTS

ITEM 8.01.	Other Events.

SRA International, Inc. announced that it has entered into a definitive Stock Purchase Agreement (the “Agreement”), dated as of October 13, 2005, to acquire all of the outstanding stock of Spectrum Solutions Group, Inc. in an all cash transaction. The parties to the Agreement intend to close the transaction within one month after satisfaction of all of the conditions contained in the Agreement.

Spectrum is a privately-held provider of enterprise solutions to the federal government and was founded in 2002. Spectrum focuses on achieving organizational improvement through the application of enterprise solutions, such as Oracle and PeopleSoft applications and technologies. Spectrum serves customers throughout the federal government, including the Departments of Homeland Security and Health and Human Services. Spectrum has more than 90 full-time employees who have performed more than 100 implementations of PeopleSoft applications, Oracle applications and Oracle core technology products. The company generated revenue of approximately $15 million during the previous twelve months.

A copy of the press release, dated October 13, 2005, announcing the signing of the Agreement is attached hereto as Exhibit 99.1.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Exhibit

99.1	Press Release dated October 13, 2005, announcing the signing of a definitive agreement to acquire Spectrum Solutions Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

Date:	October 20, 2005	By:	/s/ STEPHEN C. HUGHES
Stephen C. Hughes Executive Vice President, Chief Financial Officer and Chief of Finance and Administration